Exhibit 99.1

news release

Enbridge Energy Partners declares distribution and reports earnings for first quarter 2011

HOUSTON, April 28, 2011 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.51375 per unit payable May 13, 2011 to unitholders of record on May 6, 2011. The Partnership’s key financial results for the first quarter of 2011, compared to the same period in 2010, were as follows:

	Three months ended March 31,

(unaudited, dollars in millions except per unit amounts)	2011	2010
Net income	$117.1	$115.4
Net income per unit**	0.38	0.42
Adjusted EBITDA*	283.7	242.1
Adjusted net income	99.0	102.5
Adjusted net income per unit**	0.31	0.37

* Includes non-controlling interest

** Adjusted for the 2-for-1 unit split effective April 21, 2011

Adjusted net income reported above eliminates the impact from: (a) insurance recoveries of $35 million associated with the incidents on lines 6A and 6B; (b) unusual winter conditions on our natural gas segment estimated at $9.2 million; (c) proceeds of $9 million received from settlement of a claim; and (d) non-cash, mark-to-market net gains and losses; among other adjustments. See Non-GAAP Reconciliations table on page 5 for a detailed description of adjustments.

“We are making good progress on our strategies and growth initiatives that support our annual distribution growth target rate of 2 to 5 percent. We continue to aggressively expand our North Dakota liquids system to support robust volume growth from the Bakken oil play. In January, we added 23,500 barrels per day of capacity to our North Dakota system and expect to add a further 25,000 barrels per day in the second quarter and 120,000 barrels per day by early 2013” said Mark Maki president of the Partnership’s management company.

“With respect to our natural gas strategy, we continue to build on our already strong position in the Texas Haynesville with our recently announced expansion projects. In April, we reached agreement with major natural gas producers to provide gathering, treating and transmission services in Shelby, Sabine, San Augustine and Nacogdoches counties” added Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2011	2010
Operating revenue	$2,288.9	$1,931.2
Operating expenses:
Cost of natural gas	1,829.5	1,524.2
Environmental costs	(34.6)	4.6
Operating and administrative	162.5	131.4
Power	35.6	32.3
Depreciation and amortization	88.4	67.9
Operating income	207.5	170.8
Interest expense	79.4	59.3
Other income	6.0	16.8
Income before income tax expense	134.1	128.3
Income tax expense	2.3	2.2
Net income	131.8	126.1
Less: Net income attributable to noncontrolling interest	14.7	10.7
Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$117.1	$115.4
Less: Allocations to General Partner	20.4	16.2
Net income allocable to Limited Partners	$96.7	$99.2
Weighted average Limited Partner units (millions)(1)	252.8	235.8
Net income per Limited Partner unit (dollars)(1)	$0.38	$0.42
(1)	Adjusted for the 2-for-1 unit split issued April 21, 2011

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the first quarter of 2011 with the first quarter of 2010. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended March 31,
(unaudited, dollars in millions)	2011	2010
Liquids	$149.7	$125.1
Natural Gas	41.1	26.4
Marketing	3.0	5.9
Corporate	(1.1)	-
Adjusted operating income	$192.7	$157.4

Liquids – First quarter 2011 adjusted operating income for the Liquids segment increased to $149.7 million from $125.1 million from the comparable period in 2010. The increase of $24.6 million in adjusted operating income was primarily driven by the transportation rate increase that became effective in April 2010 associated with the completion and start up of our Alberta Clipper Pipeline. Also impacting the Liquid segment’s adjusted operating income were higher average daily volumes delivered from all of our major liquids systems partially offset by increases in operating and administrative, power and depreciation expenses associated with the additional assets we placed into service in 2010.

Volumes increased for the first quarter 2011 as compared to the same period in 2010, as illustrated in the table below, primarily due to the increases of crude oil supplies from upstream production facilities associated with the ongoing development of the Alberta Oil Sands coupled with the additional transportation capacity provided by our Alberta Clipper Pipeline which was completed and available for service subsequent to the first quarter of 2010.

Liquids Systems Deliveries	Three months ended March 31,
(thousand barrels per day)	2011	2010
Lakehead	1,743	1,624
Mid-Continent	218	206
North Dakota	175	167
Total	2,136	1,997

Natural Gas – Quarterly adjusted operating income for the Natural Gas segment was $41.1 million for the three month period ended March 31, 2011, an increase of $14.7 million from the $26.4 million of adjusted operating income for the same period in 2010. The increase in adjusted operating income was primarily due to increased natural gas and NGL volumes and related increase in fees on our Anadarko and Elk City systems as a result of growth in the Granite Wash play and on our East Texas system due to new assets being placed in service to capture the growing natural gas production from the Haynesville shale play. Partially offsetting the additional operating income derived from the volume growth on our systems were additional costs associated with the expansion of our operations including the Elk City Natural Gas Gathering and Processing system we acquired in September 2010 and the common carrier trucking company we acquired in October 2010 and increases in operating and administrative costs of $24.0 million during the three month period ended March 31, 2011 as compared with the same period in 2010, primarily due to an increase in workforce-related costs, and maintenance activities.

Natural Gas Throughput	Three months ended March 31,
(MMBtu per day)	2011	2010
East Texas	1,315,000	1,195,000
Anadarko (1)	929,000	547,000
North Texas	339,000	347,000
Total	2,583,000	2,089,000

(1)Average daily volumes for the three month period ended March 31, 2011 include 216,000 MMBtu/d of volumes associated with our acquisition of the Elk City Natural Gas Gathering and Processing System, referred to as the Elk City system.

Marketing – The Marketing segment reported adjusted operating income of $3.0 million for the three month period ended March 31, 2011, a decrease of $2.9 million from the $5.9 million of adjusted operating income for the same period of 2010. The decrease is largely attributable to narrower natural gas price differentials between market centers.

Interest Expense and Other Income – Non-operating items associated with construction of the Alberta Clipper Pipeline, including capitalized interest of $4.3 million and other income of $14.3 million recognized as an allowance for equity during construction, contributed to net income during the first quarter of 2010. Similar non-operating items were not present during the first three months of 2011 due to completion of the Alberta Clipper Pipeline. Additionally, Partnership financing activities in 2010 to term out the Alberta Clipper Pipeline construction loan produced approximately $15.3 million of additional interest expense for the three month period ended March 31, 2011 in relation to the same period of 2010.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.51375 per share on a split adjusted basis payable May 13, 2011 to shareholders of record on May 6, 2011. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on May 4, 2011.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on April 29, 2011. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Earnings Release: www.enbridgepartners.com/Q

Alternate Webcast Link:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=63707&eventID=3724194

The audio portion of the presentation will be accessible by telephone at (866) 202-3109 (Passcode: 42143925) and can be replayed until July 29, 2011 by calling (888) 286-8010 (Passcode: 39310232). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended March 31,
(unaudited, dollars in millions except per unit amounts)	2011	2010
Net income	$131.8	$126.1
Lines 6A and 6B incident expenses, net of recoveries	(35.0)	—
Lawsuit settlement	(9.0)	—
Impact from unusual winter conditions	9.2	—
Expired joint tariff revenues	—	(4.8)
Noncash derivative fair value (gains) losses
-Liquids	4.6	1.2
-Natural Gas	9.1	(10.2)
-Marketing	2.9	0.4
-Corporate	0.1	0.5
Net income attributable to noncontrolling interest	(14.7)	(10.7)
Adjusted net income	99.0	102.5
Less: Allocations to General Partner	20.0	16.0
Adjusted net income allocable to Limited Partners	79.0	86.5
Weighted average units (millions)(1)	252.8	235.8
Adjusted net income per Limited Partner unit (dollars)(1)	$0.31	$0.37

(1) Adjusted for the 2-for-1 unit split effective April 21, 2011

Liquids	Three months ended March 31,
(unaudited, dollars in millions)	2011	2010
Operating income	$185.7	$128.7
Lines 6A and 6B incident expenses, net of recoveries	(35.0)	—
Lawsuit settlement	(5.6)	—
Expired joint tariff revenues	—	(4.8)
Noncash derivative fair value losses	4.6	1.2
Adjusted operating income	$149.7	$125.1

Natural Gas	Three months ended March 31,
(unaudited, dollars in millions)	2011	2010
Operating income	$22.8	$36.6
Impact from unusual winter conditions	9.2	$—
Noncash derivative fair value losses (gains)	9.1	(10.2)
Adjusted operating income	$41.1	$26.4

Marketing	Three months ended March 31,
(unaudited, dollars in millions)	2011	2010
Operating income	$0.1	$5.5
Noncash derivative fair value losses	2.9	0.4
Adjusted operating income	$3.0	$5.9

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended March 31,
(unaudited, dollars in millions)	2011	2010
Net cash provided by operating activities	$260.1	$208.6
Expired joint tariff revenues	-	(4.8)
Changes in operating assets and liabilities, net of cash acquired	(64.4)	(43.1)
Interest expense*	79.3	58.8
Income tax expense	2.3	2.2
Settlement of interest rate swaps/treasury locks	-	13.2
Environmental Liabilities, net of accrued insurance recoveries**	(0.6)	-
Impact from unusual winter conditions	9.2	-
Lawsuit settlement	(9.0)	-
Other	6.8	7.2
Adjusted EBITDA	$283.7	$242.1

* Interest expense excludes unrealized mark-to-market net losses of $0.1 million and $0.5 million for the three months ended March 31, 2011 and 2010, respectively.

**Excludes $35 million of insurance recoveries accrued at March 31, 2011, received in April 2011.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.” Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance; (6) changes in or challenges to Enbridge Partners’ tariff rates; (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission; including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver approximately 2.5 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 14 percent interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 25 percent interest in the Partnership.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:
Douglas Montgomery	Terri Larson
Toll- free: (866) EEP INFO or (866) 337- 4636	Telephone: (713) 353-6317
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: enbridgepartners.com

# # #